Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

December 10, 2020

AquaBounty Technologies, Inc.

2 Mill & Main Place

Suite 395

Maynard, MA 01754

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of (i) a Registration Statement on Form S-3 (File No. 333-224184) (as amended or supplemented, the “Initial Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a second Registration Statement on Form S-3 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with your filing of the 462(b) Registration Statement, relating to the registration of the offer by AquaBounty Technologies, Inc., a Delaware corporation (the “Company”) of up to 1,670,971 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

AquaBounty Technologies, Inc.

December 10, 2020

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the to the 462(b) Registration Statement and to the references to our firm under the caption “Legal Matters” in the Initial Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP